UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 14, 2011

OncoSec Medical Incorporated

(Exact name of registrant as specified in its charter)

Nevada	333-153308	98-0573252
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

8th Floor-200 South Virginia Street, Reno, NV 89501

(Address of principal executive offices) (Zip Code)

(775) 562-0504

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))

Item 1.01 Entry into a Material Definitive Agreement.

We entered into an asset purchase agreement (the “Agreement”) dated March 14, 2011 with Inovio Pharmaceuticals, Inc. (“Inovio”), whereby we have agreed to acquire, among other things,:

(a)                                  certain equipment, machinery, inventory and other tangible assets of Inovio related to the SECTA Technology;

(b)                                 certain engineering and quality documentation of Inovio related to the SECTA Technology;

(c)                                  the Assignment of certain Contracts (the “Assigned Contracts”) related to the SECTA Technology; and

(d)                                 certain of Inovio’s patents, including patent applications, and trademarks, and all goodwill associated therewith related to the SECTA Technology (the “Assigned IP”).

(the “Purchased Assets”)

We will pay Inovio an undisclosed purchase price for the Purchased Assets and cash fees and a royalty on commercial product sales related to the SECTA Technology.

In addition, pursuant to a cross-license agreement dated March 14, 2011 with Inovio, we will also grant Inovio a fully paid-up, exclusive, worldwide license to certain of the SECTA Technology patents in the field of use of electroporation to deliver genes and/or nucleic acids, outside of those encoding cytokines as active agent only.  Inovio will also grant us a non-exclusive, worldwide license to certain non-SECTA Technology patents for consideration of the following:

(a)                                  a fee for any sublicense of the Inovio Technology;

(b)                                 a royalty on net sales of any business we develop with the Inovio Technology; and

(c)                                  we must repay Inovio for any amount Inovio pays to the licensor of the Inovio Technology that is a direct result of the license.

We will also agree not to transfer this non-exclusive license apart from the Assigned IP.

Item 9.01	Financial Statements and Exhibits.
(d)	Exhibits
99.1	News Release dated March 15, 2011

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ONCOSEC MEDICAL INCORPORATED

By:

/s/ Punit Dhillon
Punit Dhillon
President and Chief Executive Officer

Date: March 16, 2011